AAON Increases Board Size and Appoints Caron Lawhorn as an Independent Director

TULSA, Okla., January 29, 2019 - AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors has increased the size of the Board from 7 to 8 members and appointed Caron A. Lawhorn as an independent director to fill the vacancy created by the increase in size.

Norman H. Asbjornson, CEO, stated, “I am very pleased to welcome Caron Lawhorn as a new member of AAON’s Board of Directors. Our Governance Committee conducted a very thorough search over the last several months to add an independent director with the skills and experience to further strengthen and complement our existing Board. Caron brings decades of accounting and leadership experience through the numerous senior-level positions she has held over the course of her career, including at KPMG, Emergency Medical Services Authority (EMSA), ONEOK, Inc., ONEOK Partners and ONE Gas, Inc. Caron’s accounting expertise and significant senior leadership experience at multiple large publicly traded companies will strengthen AAON’s Board and assist with our ongoing efforts to advance our accounting and corporate governance practices.”

Ms. Lawhorn is a certified public accountant, and currently serves as Senior Vice President, Commercial, of ONE Gas, Inc., a standalone one hundred percent regulated publicly traded natural gas utility. In her current role, Caron is responsible for commercial activities of ONE Gas’s three natural gas distribution utilities - Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Prior to ONE Gas becoming a standalone publicly traded company separated from ONEOK Inc. in early 2014, she served in the same position at ONEOK from March 2011. From July 2009 until March 2011, Caron was Senior Vice President, Corporate Planning and Development of ONEOK and ONEOK Partners, responsible for business development, strategic and long-range planning and capital investment. She became Senior Vice President and Chief Accounting Officer of ONEOK in 2007, as well as ONEOK Partners in 2008. Prior to that, she was Senior Vice President of Financial Services and Treasurer of ONEOK. Prior to joining ONEOK in 1998, Caron was Chief Financial Officer of Emergency Medical Services Authority (EMSA) in Tulsa and before that was a Senior Manager at KPMG. Ms. Lawhorn is a member of the board of directors of the Southern Gas Association and the Tulsa Area United Way, where she chairs the steering committee for the Women’s Leadership Council. She is a member of the American Institute of Certified Public Accountants as well as the American Gas Association Leadership Council and is a former chair of the Executive Advisory Board of the University of Tulsa Collins College of Business and a past president of Ronald McDonald House Charities of Tulsa.

Ms. Lawhorn holds a Bachelor of Science degree in Business Administration from the University of Tulsa, where she was named an Outstanding Alumna in the College of Business. In addition, she is a graduate of the Harvard Business School’s Advanced Management Program.

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com